UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Proposed Changes to Money Market ProFund

Background

The Securities and Exchange Commission (SEC) has adopted new rules related to the operation of money market funds. As a result, the Money Market ProFund Board of Directors is seeking shareholder approval of proposed changes to the management and operation of the fund. See the Q&A below for details.

Q&A

Q.	How do the new SEC rules impact the operation of the Money Market ProFund?

A. Currently, the fund operates as a prime institutional money market fund. Under the new rules, prime institutional money market funds are required to value their portfolio securities using market-based factors and fund shareholders are required to buy and sell shares based on a floating NAV. This means the fund may not maintain a stable $1.00 NAV.

The Fund’s board of trustees believes it’s in the best interests of the shareholders to operate the fund as a “government money market fund.” This would allow it to retain the ability to maintain a stable $1.00 NAV. Under the new SEC rules, a government money market fund must invest at least 99.5% of its total assets in cash, government securities and/or repurchase agreements that are collateralized fully by cash items and government securities.

The board of trustees proposes to change the fund’s principal investment strategy so that the fund will be able to operate as a government money market fund.

Q.	What has to happen for this change to take effect?

A. Shareholders in the fund must approve the proposed change in the investment strategy for it to take effect. Shareholders will have received an information package and proxy card from Deutsche Investment Management Americas Inc. (DIMA). DIMA operates the Cash Management Portfolio (Portfolio) in which the fund invests substantially all of its assets.

Q.	What is the potential impact of this change on the fund?

A. Because the yields on government securities are generally lower than the yields on comparable non-government securities, the portfolio’s and the fund’s yield may decrease as more of the portfolio’s assets are invested in government securities.

Q.	When will the conversion be effective?

A. If shareholders of the fund approve the fund’s revised investment strategy, the conversion is expected to take effect on or about May 2, 2016.

To ensure an orderly transition, DIMA anticipates that it will begin to gradually implement changes to the investments of the portfolio after shareholder approval, with the portfolio gradually allocating a larger percentage of its assets to government securities over time until it reaches its new allocation on or about May 2, 2016.

Q.	When will the votes be tallied?

A. The votes will be tallied at the Special Meeting of Fund Shareholders, which will take place in New York on December 21, 2015 at 2p.m. (Eastern Time).

Q.	Whom should I call for additional information or if I have questions?

A. Please call Computershare Fund Services, Inc., the portfolio and the fund’s proxy solicitor, at 1-866-905-8143.